Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-57854) pertaining to the Genlyte Thomas Retirement Savings and Investment Plan of our report dated June 24, 2002 with respect to the financial statements and schedule of the Genlyte Thomas Retirement Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

Louisville, Kentucky

August 12, 2003	/s/ Ernst & Young LLP